.
- Equinor, Annual Report on Form 20-F 2021

1
Consent of Independent Registered Public Accounting

Firm
We consent to the incorporation by reference in

the following Registration Statements:

(1)

Registration Statement (Form F-3 No. 333-239808)

of Equinor ASA,

(2)

Registration Statement (Form F-3 No. 333-239808-01)

of Equinor Energy AS,

(3)

Registration Statement (Form F-3 No. 333-239808-02)

of Equinor US Capital LLC, and
(4)

Registration Statement (Form S-8 No. 333-262601)

pertaining to the Employee Share Purchase Plan of Equinor

US Holdings Inc
of our reports

dated 8 March 2022, with respect to

the consolidated financial statements of Equinor

ASA and the effectiveness

of internal
control over financial reporting of Equinor

ASA included in this

Annual Report (Form 20-F) of Equinor

ASA for the year ended 31 December
2021.
/s/ Ernst & Young AS
Stavanger, Norway
18 March 2022